UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 19, 2005
RARE Hospitality International, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-19924	58-1498312

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8215 Roswell Road, Bldg. 600, Atlanta, GA 30350
(Addresses of Principal Executive Offices, including Zip Code)
(770) 399-9595
(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
     On October 19, 2005, the Board of Directors of RARE Hospitality International, Inc. (the “Company”) approved the following compensation package for its outside directors for 2006:
     Cash. In 2006, each outside director will receive an annual retainer of $35,000 for services as a director. In addition, the Chairman of the Audit Committee will receive a $10,000 retainer, and each of the Audit Committee members, the Chairman of the Compensation Committee, and the Chairman of the Governance/Nominating Committee, will receive $5,000. Retainers are paid in cash or, at the election of a director, may be deferred under the Company’s Supplemental Deferred Compensation Plan.
     Stock Options. Outside directors will receive an initial stock option grant to purchase 7,500 shares of the Company’s common stock (the “Common Stock”), if he or she first becomes an outside director on or before June 30th of the year appointed, or an initial stock option grant to acquire 3,750 shares of Common Stock, if he or she first becomes an outside director on or after July 1st of the year appointed. In addition, on the day immediately following the release of the Company’s financial results for the preceding fiscal year, each outside director serving on such date will receive an annual stock option grant to purchase 7,500 shares of Common Stock, provided the Company achieved certain performance measures for the preceding fiscal year.
     Other Compensation. The outside directors will receive an allowance of $400 per fiscal month for dining at the Company’s restaurants, and an allowance of $1,000 per fiscal year for dining at restaurants of the Company’s competitors. Outside directors will also receive a $1,000 allowance for charitable donations (which fall under the IRS-defined “Donations/Contributions” category), and a $2,000 allowance for public relations (which do not fall under the IRS-defined “Donations/Contributions” category), both per fiscal year.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RARE HOSPITALITY INTERNATIONAL, INC.
/s/ W. Douglas Benn
Name:	W. Douglas Benn
Title:	Executive Vice President, Finance and Chief Financial Officer

Date: October 25, 2005